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                                                                EXHIBIT 21.1


                           THE LEARNING COMPANY, INC.
                                  SUBSIDIARIES


Broderbund Software, Inc. (Delaware)
Learning Company Properties Inc. (Delaware)
Mindscape, Inc. (Delaware)
Parsons Technology, Inc. (California)
SoftKey Holding GmbH (Germany)
SoftKey Software Products Inc. (Ontario)
SoftKey Holdings Corporation (Ontario)
The Learning Company Funding, Inc. (Delaware)
The Learning Company Holland B.V. (The Netherlands)
The Learning Company (Ireland) Limited (Ireland)
The Learning Company (UK) Limited (UK)
TLC Edusoft SA (France)
TLC Multimedia Inc. (Minnesota)
TLC The Learning Company Deutschland GmbH (Germany)